United Security Bancshares Cancels 10b5-1 Plan

    FRESNO, Calif., May 17 /PRNewswire-FirstCall/ - United Security Bancshares (Nasdaq: UBFO) Board of Directors today announced it accepted a request by its Company Chairman and CEO, Dennis R. Woods and his spouse, to cancel their pre-arranged stock trading plan, adopted in accordance with the guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934.
    Their pre-arranged stock trading plan was previously announced on July 28, 2006 to disclose their intent to sell Company stock over a 16-month period for estate planning purposes. Under the plan, they were to sell 5,000 shares monthly for 16 months or 80,000 shares of Company stock between July 2006 and November 2007, amounting to 9.22% of his then holdings.
    Mr. and Mrs. Woods requested and were granted Board acceptance to cancel their plan, effective immediately, as they are no longer willing to sell Company shares at current levels. When the plan was originally announced, share prices were significantly higher. While the plan was in effect, Mr. Woods sold a total of 50,000 shares or about 6% of their holdings over a 10 month period. Mr. Woods' current beneficial ownership including exercisable options is 802,749 shares.

SOURCE  United Security Bancshares
    -0-                             05/17/2007
    /CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
    /Web site:  http://www.unitedsecuritybank.com/
    (UBFO)